HOME EQUITY ASSET TRUST 2006-3

_______________________

DERIVED INFORMATION  [2/3/06]

$182,700,000

Classes M-1 through M-6

 Mezzanine Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Breakeven CDR Analysis

The below table displays the breakeven CDRs (i.e., the highest CDR where the referenced Class does not incur a writedown), the collateral loss to maturity (shown as a percentage of the initial collateral balance):

•

100% of the Prospectus Prepayment Curve (PPC)

•

Various Stresses of Forward LIBOR

•

60% Loss Severity

•

6-month lag from default to loss

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Triggers Fail (No Stepdown)

	Fwd Libor	Fwd Libor +200
Class M1	CDR % Cum Loss	CDR % Cum Loss
	16.3 20.2%	16.6 20.4%

	Fwd Libor	Fwd Libor +200
Class M2	CDR % Cum Loss	CDR % Cum Loss
	13.5 17.4%	13.6 17.5%

	Fwd Libor	Fwd Libor +200
Class M3	CDR % Cum Loss	CDR % Cum Loss
	11.9 15.8%	12.0 15.9%

	Fwd Libor	Fwd Libor +200
Class M4	CDR % Cum Loss	CDR % Cum Loss
	10.5 14.2%	10.7 14.5%

	Fwd Libor	Fwd Libor +200
Class M5	CDR % Cum Loss	CDR % Cum Loss
	9.2 12.8%	9.4 13.0%

	Fwd Libor	Fwd Libor +200
Class M6	CDR % Cum Loss	CDR % Cum Loss
	8.1 11.5%	8.2 11.6%

100% Prospectus Prepayment Curve (PPC)

With respect to the fixed rate Mortgage Loans, 100% of the prepayment assumption (the “Fixed PPC”) describes prepayments starting at 4.60% CPR in month 1, increasing by approximately 1.6727% CPR per month to 23% CPR in month 12, and remaining at 23% CPR thereafter.

With respect to the adjustable rate Mortgage Loans, 100% of the prepayment assumption (the “ARM PPC”) describes prepayments starting at 8% CPR in month 1, increasing by 2% in each of the following 11 months.  In months 12 through 22, 100% PPC for the adjustable rate Mortgage Loans assumes 30% CPR.  In months 23 through 27, 100% PPC for the adjustable rate Mortgage Loans assumes 55% CPR.  In month 28 and thereafter, 100% PPC for the adjustable rate Mortgage Loans is assumed to remain constant at 35%.

Forward Libor Curve